Exhibit 99.1

TeleTech Announces Increased Authorization of $25 Million for Share Repurchases

ENGLEWOOD, Colo., August 20, 2012 — TeleTech Holdings, Inc. (NASDAQ: TTEC), a leading global provider of technology-enabled customer experience solutions, today announced that its Board of Directors has approved an additional authorization of $25 million for share repurchases.

During the first six months of 2012, TeleTech’s strong cash flow from operations and cash position enabled the repurchase of 2.6 million shares of common stock for a total cost of approximately $41 million.

“The Board’s ongoing support of our share repurchase program reflects its continued confidence in the company’s growth strategy and its commitment to drive increased shareholder value,” said Kenneth Tuchman, TeleTech chairman and chief executive officer.

As of June 30, 2012, under the previous authorization approved by the Board, total funding available for share repurchases was approximately $16 million. With today’s announcement of an increased $25 million to the authorization, there was approximately $41 million authorized for future share repurchases as of June 30, 2012.

The stock repurchase authorization does not have an expiration date and the pace of repurchase activity will depend on factors such as levels of cash generation from operations, current stock price and other factors.

ABOUT TELETECH

For nearly 30 years, TeleTech and its subsidiaries have helped the world’s most successful companies design, enable, manage and grow customer value through the delivery of superior customer experiences across the customer lifecycle. As the go-to partner for the Global 1000, the TeleTech group of companies delivers technology-enabled solutions that maximize revenue, transform customer experiences and optimize business processes. From strategic consulting to operational execution, our more than 41,000 employees drive success for clients in the communications and media, financial services, government, healthcare, technology, transportation and retail industries. Through the TeleTech Community Foundation, the company leverages its innovative leadership to ensure that students in underserved communities around the globe have access to the tools and support they need to maximize their educational outcomes. For additional information, please visit www.teletech.com.

Investor Contact	Media Contact
Karen Breen	Jeanna Blatt
303.397.8592	303.397.8507

FORWARD-LOOKING STATEMENTS

Statements in this press release that relate to future results and events (including statements about future financial and operating performance) are forward-looking statements based on TeleTech’s current expectations. Actual results and events in future periods could differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties including: achieving estimated revenue from new, renewed and expanded client business as volumes may not materialize as forecasted, especially due to the global economic slowdown; the ability to close and ramp new business opportunities that are currently being pursued or that are in the final stages with existing and/or potential clients; our ability to execute our growth plans, including the successful integration of acquired companies and the sales of new products; the possibility of lower revenue or price pressure from our clients experiencing a business downturn or merger in their business; greater than anticipated competition in the customer management industry, causing adverse pricing and more stringent contractual terms; risks associated with losing or not renewing client relationships, particularly large client agreements, or early termination of a client agreement; the risk of losing clients due to consolidation in the industries we serve; consumers’ concerns or adverse publicity regarding our clients’ products; our ability to find cost-effective locations, obtain favorable lease terms and build or retrofit facilities in a timely and economic manner; risks associated with business interruption due to weather, fires, pandemic, or terrorist-related events; risks associated with attracting and retaining cost-effective labor at our delivery centers; the possibility of asset impairments and restructuring charges; risks associated with changes in foreign currency exchange rates; economic or political changes affecting the countries in which we operate; changes in accounting policies and practices promulgated by standard setting bodies; and new legislation or government regulation that adversely impacts our tax obligations, health care costs or the customer management industry. A detailed discussion of these and other risk factors that could affect our results is included in TeleTech’s SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2011.  The Company’s filings with the Securities and Exchange Commission are available in the “Investors” section of TeleTech’s website, which is located at www.teletech.com.  All information in this release is as of August 20, 2012. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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